Exhibit 99.1
GMXR
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

James Merrill	Michael J. Rohleder
CFO	Executive Vice President, IR
405.600.0711 x305	405.600.0711 x338
GMXR Announces Completion of First Haynesville Shale Horizontal Well
Oklahoma City, Oklahoma, Friday, November 21, 2008 GMXR., NASDAQ OMX Group: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announced completion and initial production results for the Callison 9H, the Company’s first Haynesville/Bossier Shale (H/B) horizontal well.
The Callison 9H (100% WI) located in the William Smith a21, Harrison County, Texas has the Company’s shortest planned lateral of 2,200 feet. The well was placed on production November 20th and is currently producing at a stabilized rate of 7.7 mmcf/d, on a 22/64” choke with 5,200 pounds flowing casing pressure. The completion consisted of an eight stage fracture treatment. “We have budgeted 2009 based on a beginning production rate of 3.4 mmcf/d”, stated Ken Kenworthy, CEO of the Company.
The Company is currently drilling two H/B horizontal wells. Completion of the Bosh 11H and the Baldwin 17H will take place 1Q09. A fourth H/B horizontal well is expected to spud within two weeks. Forty-five H/B horizontal wells are currently planned for 2009. The next 16 H/B horizontals are expected to average a 3,800 foot lateral and 11-12 stages of fracture treatments. The Company has previously forecasted 2009 production to be 30 Bcfe which is greater than 100% growth over 2008. The Company has 480 H/B horizontals to drill on 80 acre density, which includes the recently completed Callison 9H.
GMXR is a ‘Pure Play’, E & P Company and one of the most concentrated Haynesville / Bossier Shale Operator in East Texas. The Company has 435 BCFE in proved reserves (YE2007) and 3.2 TCFE in total 3P reserves that are 94% natural gas and consist of 480 net Haynesville /Bossier 80 acre horizontal locations and 318 gross / 180.9 net Cotton Valley (“CV”) producers; 2,652 gross / 1,971 net CV un-drilled locations with a 100% drilling success rate. Five operated drilling rigs are currently developing this contiguous, multi-layer gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison County of East Texas, and Caddo Parish of North Louisiana. The Company has invested $100 million in infrastructure which has contributed to ‘Best in Class’ finding and development costs. There are also 46 gross / 38 net Travis Peak/Hosston Sands & Pettit producers on the property. These multiple resource layers provide high probability and repeatable, organic growth. The Company, headquartered in Oklahoma City, Oklahoma, has interests in 386 gross / 235 net producing wells and operates 81% of its reserves. The Company’s strategy is to grow shareholder value through Haynesville/Bossier Shale horizontal well development as well as Cotton Valley Sand vertical wells, to continue acreage acquisitions, to focus on operational growth around its core area, and to convert its natural gas reserves to proved, while maintaining balanced prudent financial management.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.